THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED SEPTEMBER 4, 1998 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES, EXCEPT IN ANY JURISDICTION WHERE THE MAKING OF SUCH WOULD BE ILLEGAL. THE PURCHASER IS NOT AWARE OF ANY STATE IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO A STATE STATUTE. IF THE PURCHASER BECOMES AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH ANY APPLICABLE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTIONS, THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER, IF AT ALL, BY SALOMON SMITH BARNEY INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                   NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OUTSTANDING SHARES OF COMMON STOCK
        (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                  OF

                          MYCOGEN CORPORATION
                                  AT
                           $28.00 NET PER SHARE
                                  BY
                        AGROSCIENCES ACQUISITION INC.
                       A MAJORITY-OWNED SUBSIDIARY OF
                          DOW AGROSCIENCES LLC
                   AND A WHOLLY-OWNED INDIRECT SUBSIDIARY
                         OF THE DOW CHEMICAL COMPANY

AgroSciences Acquisition Inc., a Delaware corporation (the "Purchaser") which is a majority-owned subsidiary of Dow AgroSciences LLC, a Delaware limited liability company ("Parent") and a wholly-owned indirect subsidiary of The Dow Chemical Company, a Delaware corporation ("TDCC"), is offering to purchase any and all shares of common stock, $0.001 par value per share (including the associated preferred stock purchase rights) (the "Shares"), of Mycogen Corporation, a California corporation (the "Company"), at $28.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 4, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together, constitute the "Offer").

-------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 1998 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------
      The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares such that, upon purchase of such Shares by Purchaser, Purchaser and Parent, collectively, will be the owners of Shares representing at least 90% of the Fully Diluted Shares (as defined below) (the "Minimum Condition"). Purchaser may waive the Minimum Condition if the Special
Committee consents or if, following the consummation of the Offer, Purchaser and Parent, collectively, would be the owners of Shares representing at least 81.07% of the Fully Diluted Shares. Parent and Purchaser would collectively own at least this percentage of Fully Diluted Shares only if Purchaser purchased at least a majority of the Fully Diluted Shares which Parent does not already own and therefore could be purchased by Purchaser pursuant to the Offer. "Fully Diluted Shares" as of a particular date means the issued and outstanding Shares as of such date, plus the Shares that would be issued if all options to purchase Shares under the Company's option plan (whether or not vested) outstanding as of that date were exercised and all Shares that would be issued if all eligible persons executed and delivered valid Stock Purchase Elections (as defined in Section 10 of the Offer to Purchase) under the Company's Stock Purchase Plan to the Company. Certain other conditions to the Offer are described in "The Tender Offer--13. Certain Conditions of the Offer" in the Offer to Purchase.

      The Offer is being made in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 31, 1998, among the Company, Purchaser, Parent and, for the limited purpose set forth therein, TDCC. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer, if Purchaser and Parent collectively own at least 90% of the outstanding Shares and if the other conditions set forth in the Merger Agreement are satisfied, in accordance with the California General Corporation Law ("California Law") and the Delaware General Corporation Law, Parent will cause Purchaser to become the beneficial and record owner of all Shares then owned of record by Parent, Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation. As a result of the Merger, the Company will become a wholly-owned indirect subsidiary of TDCC and, other than Shares held by Parent, Purchaser or the Company or by stockholders who shall have demanded and perfected appraisal rights under California Law, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price. If, after Purchaser purchases Shares pursuant to the Offer, Purchaser and Parent do not collectively own at least 90% of the outstanding Shares, Purchaser will be unable to effect the Merger under California Law and Purchaser will not be obligated to do so pursuant to the Merger Agreement.

      A Special Committee of the Company's directors independent of TDCC, Parent, Purchaser or the Company's management (the "Special Committee"), unanimously recommended to the Company's Board of Directors that it enter into the Merger Agreement and approve the Offer. The Company's Board of Directors unanimously has approved the Offer and recommends that stockholders of the Company accept the Offer and tender their Shares. See "Recommendation of the Company's Board of Directors" in the Offer to Purchase.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, as, if and when the Purchaser gives oral or written notice to BankBoston, N.A. (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment. In all cases (except as provided in the Offer to Purchase), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, alternatively, an Agent's Message as set forth in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal.

      The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 2, 1998, unless and until the Purchaser shall have extended the period of time for which the Offer is open in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, under the circumstances described in the Offer to Purchase, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of tendering shareholders to withdraw such stockholder's Shares.

      The Purchaser's acceptance for payment of Shares tendered pursuant to any one of the procedures described in the Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer. Except as otherwise provided in "The Tender Offer--Section 4. Withdrawal Rights; Statutory Rights" in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn after November 2, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn and if Share Certificates have been tendered, the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if a written or facsimile transmission notice of withdrawal is timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

      The information required to be disclosed by Rule 14d-6(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided the Company's stockholder list and security position listings to the Purchaser for the purpose of disseminating the Offer to stockholders. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to stockholders whose names appear on the Company's stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security listing.

      Stockholders are urged to read the Offer to Purchase and the related Letter oF Transmittal carefully before deciding whether to tender their Shares.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender Offer materials may be directed to the Information Agent, the Dealer Manager or brokers, dealers, commercial banks and trust companies and such materials will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to brokers, dealers, or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                 THE INFORMATION AGENT FOR THE OFFER IS:

                                GEORGESON
                             & COMPANY INC.

                         ---------------------


                            Wall Street Plaza
                         New York, New York 10005

                BANKS AND BROKERS CALL COLLECT (212) 440-9800
                  ALL OTHERS CALL TOLL FREE (800) 223-2064


                   THE DEALER MANAGER FOR THE OFFER IS:

                        SALOMON SMITH BARNEY INC.

                        Seven World Trade Center
                        New York, New York 10048

September 4, 1998

                                   -3-